Exhibit 99.2

Joseph J. Corasanti

President & CEO

I am pleased to announce that CONMED has entered into a definitive agreement to acquire Viking Systems, Inc. The Viking line of 3DHD video products represents a strategic addition to our existing surgical imaging franchise. The Viking system is an advanced three dimensional vision system which employs a flat screen monitor and passive glasses. It is used by surgeons during complex minimally invasive laparoscopic surgeries, with applications in urologic, gynecologic, bariatric, cardiac, neurologic and general surgery. We believe it to be the only stand-alone 3DHD laparoscopic vision system available today that is both FDA-cleared and CE-marked.

This transaction has been approved by the boards of directors for both companies, and subject to some customary conditions, we expect the transaction to close in 4 to 6 weeks with Viking becoming a new Strategic Business Unit (SBU) Please refer to the press release on our web site if you’d like more specific information about the tender offer and the merger.

As excited as we are about the Viking merger, we also find ourselves faced with the difficult decision regarding our organization in Santa Barbara, California which supports our existing video business. While it had been CONMED’s intention to keep a research and design center in Santa Barbara, the purchase of Viking Systems will impact that initial strategy in ways that none of us anticipated.

Both Viking and CONMED Linvatec Endoscopy have overlapping synergies in the 2D camera space, and it is CONMED’s intention to consolidate the design center currently located in Santa Barbara into Viking’s Westborough, Massachusetts location. Certain Santa Barbara employees will be assisting with the transition of responsibilities to the Westborough team, while other roles will be eliminated immediately. The Santa Barbara operation will be closed within the next six months. The long term success of this business unit requires that we optimize the synergies that we can achieve by folding these offices into the structure in Westborough, Massachusetts.

Moving forward, we expect our new SBU located in Westborough, Massachusetts will become the center of excellence for our entire surgical visualization business. Jed Kennedy, the current President and CEO of Viking, will lead this SBU following the anticipated closing of the merger. Prior to joining Viking, Jed was an Executive Vice President and COO of Vista Medical Technologies and prior to that was a Group Director for Product Development at Smith & Nephew. I look forward to having Jed join our team.

The following disclosure, which you’ll also see in our Press Release, is being included here and in all our other public communication pieces relating to the proposed tender offer.

525 French Road, Utica, New York 13502 — 315-797-8375 — 800-765-8375

Forward Looking Information

This communication contains forward-looking statements based on certain assumptions and contingencies that involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of CONMED and Viking. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or expectation of the companies’ and members of their senior management team. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates” or “believes,” or variations of such words and phrases, or can state that certain actions, events, conditions, circumstances or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved. Forward-looking statements can include, without limitation: prospective performance and opportunities and the outlook for the companies’ businesses; the ability of CONMED to advance Viking’s product lines; the expected timing of the completion of the transactions; the ability to complete the transactions considering the various closing conditions; and any assumptions underlying any of the foregoing. Viking stockholders and other investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Viking’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transactions may not be satisfied or waived; the effects of the transactions on relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in the Schedule TO and Schedule 14D-9 filed with the Securities and Exchange Commission in connection with the tender offer, as well as the companies’ periodic reports filed with the Securities and Exchange Commission, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. All forward-looking statements are based on information currently available to the companies, and the companies assume no obligation to update any such forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

Important Information about the Tender Offer

The tender offer described in this communication has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell any securities. At the time the offer is commenced, CONMED will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, and thereafter Viking will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. Viking stockholders and other investors are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement when they become available because they will contain important information which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Schedule 14D-9, will be sent free of charge to all Viking stockholders.

525 French Road, Utica, New York 13502 — 315-797-8375 — 800-765-8375

In addition, all of these materials will be made available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov. ; Viking stockholders and other investors may also obtain these materials free of charge (when they become available) for free by contacting the information agent for the tender offer.

525 French Road, Utica, New York 13502 — 315-797-8375 — 800-765-8375